Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 2, 2022, relating to the financial statements of comScore Inc. and subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
/s/ Deloitte & Touche LLP
McLean, Virginia
June 29, 2022